EX-23.a.9
RESOLUTIONS ADOPTED NOVEMBER 9, 2007 AMENDING THE AMENDED AND
RESTATED AGREEMENT AND DECLARATION OF TRUST OF NATIONWIDE
VARIABLE INSURANCE TRUST,
A DELAWARE STATUTORY TRUST, DATED SEPTEMBER 30, 2004 AS AMENDED
AND RESTATED OCTOBER 28, 2004
WHEREAS, in accordance with the terms and provisions of Section 1 and Section 6 of Article III of the Trust’s Agreement and Declaration of Trust, as amended and restated on October 28, 2004 (hereinafter, the “Amended Declaration of Trust”), the Trust’s Board of Trustees has determined that it is in the best interest of the Trust to establish and designate new series of shares, and new classes of said new shares, of the Trust, so as to add the following Funds to the Trust: (i) the Nationwide Value Fund, (ii) the Nationwide NVIT Large Cap Growth Fund, (iii) the Nationwide NVIT Mid Cap Growth Opportunities Fund, (iv) the Nationwide NVIT International Growth Fund, (v) the Nationwide NVIT Core Plus Bond Fund, and (vi) the Nationwide NVIT Core Bond Fund (collectively, the “New Funds”).
NOW, THEREFORE, BE IT HEREBY RESOLVED, that the Board of Trustees of the Trust hereby establishes and designates the following new series of the Fund shares of the Trust:
Nationwide Value Fund
Nationwide NVIT Large Cap Growth Fund
Nationwide NVIT Mid Cap Growth Opportunities Fund
Nationwide NVIT International Growth Fund
Nationwide NVIT Core Plus Bond Fund
Nationwide NVIT Core Bond Fund
RESOLVED FURTHER, that each share of each class of each of the New Funds shall hereby have an opening stated value of $10.00 per share, and shall have all of the preferences, conversion, and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as are set forth in the Amended Declaration of Trust for the other series of the Trust; except that:
a.	The investment objective and strategies of the New Funds may differ from those of the other series and only the shareholders of the New Funds shall have the right to vote on matters relating solely to the New Funds; and

b.	The shares of the Nationwide Value Fund shall initially be designated as Class A, Class C, Class R, and Institutional Class as authorized in the Amended Declaration of Trust, and as described in the materials presented at this Meeting and only the shareholders of a particular class of the Nationwide Value Fund shall have the right to vote on matters relating solely to said class; and

c.	The shares of (i) the Nationwide NVIT Large Cap Growth Fund, (ii) the Nationwide NVIT Mid Cap Growth Opportunities Fund, (iii) the Nationwide NVIT International Growth Fund, (iv) the Nationwide NVIT Core Plus Bond Fund, and (v) the Nationwide NVIT Core Bond Fund shall initially be designated as Class NAA, Class I, and Class II as authorized in the Amended Declaration of Trust, and as described in the materials presented at this Meeting and only the shareholders of a particular class of the New Funds shall have the right to vote on matters relating solely to said class; and

d.	The Trustees may designate such other variations as the Trustees deem to be necessary and appropriate.